EXHIBIT 99.1

NEWS RELEASE
For Release on October 30, 2009	Contact: Patrick J. Lawlor
7:00 AM (ET) (925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics to Present at 2009 Wall Street Analyst Forum in New York City

SAN RAMON , Calif.— October 30, 2009 — Giga-tronics Incorporated (NASDAQ: GIGA)  announced in its second quarter conference call that it will be a presenter at the 20th Annual Wall Street Analyst Forum featuring Aerospace, Defense & Security companies, to be held on Thursday, November 19, 2009 at The University Club in New York City.

Since 1988, The Wall Street Analyst Forum has been a sponsor of annual analyst conferences for NYSE/NASDAQ/AMEX corporations in New York, Boston and London. Analyst and portfolio managers from over 2000 money management firms attend these conferences where large, mid, and small cap corporations present.  All buy/sell side analyst and portfolio managers are invited to attend.  To learn more about the conference or to register to attend in person or via webcast, visit www.analyst-conference.com.

John Regazzi, Chief Executive Officer, and Patrick Lawlor, Vice President, Finance and Chief Financial Officer will give a 40-minute presentation and host a Question-and-Answer session, starting at 10:30 a.m., to be followed by a separate 40-minute breakout session.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 28, 2009 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.